Investment Banking Services Agreement

This Agreement has been entered into and is effective May 28, 2008 by and between Morlex, Inc., a Colorado corporation (“MORLEX”) and Joseph Gunnar & Co., LLC (“JGUN”). By execution of this agreement (the “Agreement”), MORLEX agrees to retain JGUN and JGUN agrees to be retained by MORLEX, pursuant to the following terms and conditions:

1.  Services.  JGUN shall devote general advisory time and attention to any presently ongoing and potentially upcoming MORLEX business combinations, future financings (including JGUN’s right to cover co-underwrite any such contemplated future financings by MORLEX during the term of this Agreement), general corporate finance or corporate advisory matters about which MORLEX shall request JGUN’s services, pursuant to the direction of Jason J. Kulpa, MORLEX’s Chief Executive Officer, or others designated by such Chief Executive Officer, as shall be determined reasonable, in scope and time required, by JGUN. It is acknowledged by MORLEX and JGUN that MORLEX shall not be required to accept nor use any services provided by JGUN.

2.  Term. JGUN’s retention shall be for twelve (12) months commencing May 28, 2008 (the “Term”), which Term may be renewed upon mutual agreement of the parties hereto.

3.  Non-exclusivity; Compensation. JGUN’s engagement hereunder shall be non-exclusive. MORLEX and JGUN agree that JGUN’s compensation for and in connection with corporate finance, future financings and corporate advisory needs, including, without limitation, merger, acquisition, sale of assets, joint venture shall be determined, on a case-by-case basis, by mutual agreement of the parties hereto. MORLEX shall reimburse JGUN, as and when billed, for out-of-pocket expenses reasonably incurred by JGUN in connection with services provided or to be provided. Such expenses contemplated may include, but are not limited to, printing, postage, travel, and lodging. It is acknowledged by JGUN that no single such expense in excess of $1,000 or monthly aggregate expense in excess of $5,000 shall be incurred without prior approval by MORLEX.

4.  Liability and Indemnification.

  (a)  It is acknowledged by MORLEX that JGUN shall not be subject to liability to MORLEX or to any affiliate, officer, director, employee, shareholder or creditor of MORLEX by virtue of any act or omission in the course of or connected with the rendering or providing the services contemplated hereunder, except for JGUN acts of bad faith, willful misconduct or gross negligence.

(b)  MORLEX agrees to defend, indemnify and hold harmless JGUN from and against any and all costs, expenses, and liabilities (including reasonable attorney's fees) which may in any way result from Services rendered by JGUN pursuant to or in connection with this Agreement, except for JGUN acts of bad faith, willful misconduct or gross negligence.

5.  Notices. Notices must be sent to MORLEX and JGUN at their respective addresses set forth above to the attention of Jason J. Kulpa, Chief Executive Officer at MORLEX and Stephan A. Stein at JGUN. Any notice must be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which Notice shall be given by giving written notice to the other of such change of address in the manner described in this section.

6.  Governing Law. This Agreement has been made in the State of New York and shall be construed and governed in accordance with its laws. Any action relating to this Agreement may be brought in Federal and State courts in the City, County and State of New York.

7.  Entire Agreement. This Agreement contains the entire Agreement between MORLEX and JGUN, and may not be altered or modified, except in writing and signed by both.

8.  Binding Agreement. This Agreement shall be binding upon MORLEX and JGUN and their respective heirs, administrators, successors and assigns and may only be assigned upon written agreement of MORLEX and JGUN.

The terms and conditions described above are understood and acceptable:

Joseph Gunnar & Co., LLC		Morlex, Inc.

By:	/s/ Stephan A. Stein	By:	/s/ Richard J. Berman
Name: Stephan A. Stein		Name: Richard J. Berman
Title: Chef Operating Officer		Title: Chairman